Exhibit 10.2.4

AMENDMENT #3

TO

CBL & ASSOCIATES PROPERTIES, INC.

2012 STOCK INCENTIVE PLAN

Pursuant to the determination of the Board of Directors of the Company and by action of the Company’s shareholders at the Annual Shareholders Meeting of May 7, 2012, the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “Plan”) was adopted.  By Resolution dated January 7, 2014, the Plan was amended by that certain Amendment #1 to the Plan, and, by Resolution dated May 9, 2017, the Plan was amended by that certain Amendment #2 to the Plan.

The Plan is hereby further amended by this Amendment #3 to the Plan by deleting Section 3(a) of the Plan and inserting the following in its place as new Section 3(a) of the Plan:

(a)   Number of Shares of Common Stock Available. Subject to Section 3(b) and 3(c), the total number of shares of Common Stock available for distribution pursuant to Awards under the Plan shall be 10,400,000 shares of Common Stock; provided that the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted during the term of Plan shall not exceed 10,400,000.

Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

If any shares of Common Stock subject to an Award are forfeited, if an Award otherwise terminates or expires without all of the shares of Common Stock covered by the Award being issued or if an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all of the shares of Common Stock subject to the Award (including shares not issued to satisfy withholding taxes or to satisfy the exercise price of an Award), such shares of Common Stock shall, to the extent of such forfeiture, termination, expiration, cash settlement or non-issuance, again be available for the grant of Awards under this Plan. In the event that any Option or other Award is exercised through the tendering of shares of Common Stock (either actually or by attestation), or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares of Common Stock (either actually or by attestation), then the shares so tendered shall be available for the grant of Awards under this Plan. Notwithstanding the foregoing, no shares of Common Stock may again be awarded if such action would cause an Incentive Stock Option to fail to meet the requirements for such Option under Section 422 of the Code.

Dated to be effective as of February 10, 2020.

CBL & Associates Properties, Inc.

By:/s/ Stephen D. Lebovitz

Stephen D. Lebovitz

President and Chief Executive Officer